As filed with the Securities and Exchange Commission on May 27, 2010

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HERITAGE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1857900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Fifth Avenue S.W., Olympia, Washington	98501
(Address of principal executive offices)	(Zip code)

Heritage Financial Corporation 2010 Omnibus Equity Plan

(Full title of the plan)

Brian L. Vance President and Chief Executive Officer Heritage Financial Corporation 201 Fifth Avenue S.W. Olympia, Washington 98501 (360) 943-1500	John F. Breyer, Jr., Esquire Breyer & Associates PC 8180 Greensboro Drive Suite 785 McLean, Virginia 22102 (703) 883-1100
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value per share	500,000(1)	$14.86(2)	$7,430,000.00	$530.00

(1)

Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Heritage Financial Corporation 2010 Omnibus Equity Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the registrant.

(2)

Estimated in accordance with Rule 457(h), calculated on the basis of $14.86 per share, the average of the high and low share prices of Heritage Financial Corporation common stock on the Nasdaq Global Select Market on May 24, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document containing the information specified in Part I of Form S-8 will be sent or given to participants in the Heritage Financial Corporation 2010 Omnibus Equity Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933. This document is not being filed with the Commission, but constitutes (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously or concurrently filed by Heritage Financial Corporation (the “Registrant”) with the Commission are hereby incorporated by reference in this registration statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 000-29480) filed pursuant to the Securities Exchange Act of 1934;

(b) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Item 3(a) above; and

(c) the description of the Registrant’s common stock, no par value per share, set forth in the Registrant’s Registration Statement on Form 8-A, registering the Registrant’s common stock, pursuant to Section 12(b) of the Securities Exchange Act of 1934, filed on January 6, 1998 and all amendments thereto or reports filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement to be a part hereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

All information appearing in this registration statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein by reference.

Item 4.	Description of Securities

Not Applicable

Item 5.	Interests of Named Experts and Counsel

Not Applicable

Item 6.	Indemnification of Directors and Officers

Article 16 of the Registrant’s Articles of Incorporation provides that, the Registrant will reimburse and indemnify the directors and officer-directors of the Registrant and its subsidiaries for judgments, penalties or penalty taxes, settlements and reasonable expenses, including attorneys’ fees actually incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was a director or officer-director unless the liability and expenses were on account of conduct finally adjudged to be egregious conduct as defined in the Articles of Incorporation. In addition, Article 16 provides that the directors and officer-directors of the Registrant shall not be personally liable for monetary damages to the Registrant for conduct as a director or officer-director unless the conduct is finally adjudged to be egregious conduct as defined in the Articles of Incorporation.

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The Washington Business Corporation Act (“WBCA”) provides for indemnification of directors, officers, employees and agents in certain circumstances. WBCA Section 23B.08.510 provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (a) the director acted in good faith, (b) the director reasonably believed that the director’s conduct was in the best interests of the corporation, or in certain instances, at least not opposed to its best interests and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe the director’s conduct was unlawful. However, a corporation may not indemnify a director under this section (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (b) in connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. WBCA Section 23B.08.520 provides that unless limited by the articles of incorporation, a corporation must indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. WBCA Section 23B.08.540 provides a mechanism for court-ordered indemnification.

WBCA Section 23B.08.570 provides that unless a corporation’s articles of incorporation provide otherwise, (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under WBCA Section 23B.08.520, and is entitled to apply for court-ordered indemnification under WBCA Section 23B.08.540, (2) the corporation may indemnify and advance expenses under WBCA Section 23B.08.510 through 23B.08.560 to an officer, employee or agent of the corporation who is not a director to the same extent as to a director and (3) a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with law, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract. WBCA Section 23B.08.580 provides that a corporation may purchase insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against liability asserted against or incurred by the individual in that capacity, whether or not the corporation would have power to indemnify the individual against the same liability under WBCA Section 23B.08.510 or 23B.08.520.

Item 7.	Exemption From Registration Claimed

Not Applicable

Item 8.	Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Exhibit Number	Description of Document

4.1	Articles of Incorporation of the Registrant(1)

4.2	Bylaws of the Registrant(2)

4.3	Form of Certificate of Common Stock of the Registrant(3)

5	Opinion of Breyer & Associates PC

23.1	Consent of KPMG LLP

23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)

99	Heritage Financial Corporation 2010 Omnibus Equity Plan(4)

(1)

Incorporated by reference to the Registration Statement on Form S-1 (Reg. No. 333-35573) declared effective on November 12, 1997; as amended, said Amendments being incorporated by reference to the Amendment to the Articles of Incorporation of Heritage Financial Corporation filed with the Current Reports on Form 8-K dated November 25, 2008 and May 18, 2010, respectively.

(2)	Incorporated by reference to the Current Report on Form 8-K dated November 29, 2007.
(3)	Incorporated by reference to the Registration Statement on Form S-1 (Reg. No. 333-35573) declared effective on November 12, 1997; as amended.
(4)	Incorporated by reference to the Registrant’s Proxy Statement dated March 19, 2010.

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Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Olympia, State of Washington, on May 27, 2010.

HERITAGE FINANCIAL CORPORATION

By:	/s/Brian L. Vance
Brian L. Vance
President, Chief Executive Officer and Director
(Duly Authorized Representative)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby makes, constitutes and appoints Brian L. Vance his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution any and all amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Signature	Title	Date

/s/Brian L. Vance Brian L. Vance	President, Chief Executive Officer and Director (Principal Executive Officer)	May 27, 2010

/s/Donald J. Hinson Donald J. Hinson	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 27, 2010

/s/Brian S. Charneski Brian S. Charneski	Director	May 27, 2010

/s/Gary B. Christensen Gary B. Christensen	Director	May 27, 2010

/s/John A. Clees John A. Clees	Director	May 27, 2010

/s/Kimberly T. Ellwanger Kimberly T. Ellwanger	Director	May 27, 2010

/s/Peter N. Fluetsch Peter N. Fluetsch	Director	May 27, 2010

/s/Daryl D. Jensen Daryl D. Jensen	Director	May 27, 2010

/s/Jeffrey S. Lyon Jeffrey S. Lyon	Director	May 27, 2010

/s/Donald V. Rhodes Donald V. Rhodes	Chairman	May 27, 2010

/s/Philip S. Weigand Philip S. Weigand	Director	May 27, 2010

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HERITAGE FINANCIAL CORPORATION

EXHIBIT INDEX

Exhibit Number	Description of Document

5	Opinion of Breyer & Associates PC

23.1	Consent of KPMG LLP